Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD EARNINGS

QUINCY, California, April 16, 2019 – Plumas Bancorp (Nasdaq: PLBC), the parent company of Plumas Bank, today announced first quarter 2019 earnings of $3.8 million or $0.74 per share, an increase of $538 thousand from $3.3 million or $0.65 per share during the first quarter of 2018. The $3.8 million in net income represents the largest net income for any one quarter in the Company’s history. Diluted earnings per share increased to $0.73 during the three months ended March 31, 2019 from $0.63 per share during the quarter ended March 31, 2018. Return on average assets was 1.87% during the current quarter, up from 1.82% during the first quarter of 2018. Return on average equity decreased slightly to 22.2% for the three months ended March 31, 2019, down from 23.6% during the first quarter of 2018.

Financial Highlights

March 31, 2019 compared to March 31, 2018

●	Total assets increased by $95 million, or 13%, to $831 million.
●	Gross loans increased by $84 million, or 17%, to $573 million.
●	Investment securities increased by $25 million, or 17% to $173 million.
●	Total deposits increased by $78 million, or 12%, to $731 million.
●	Total equity increased by $15.4 million, or 27% to $72.7 million.
●	Book value per share increased by $2.85, or 25%, to $14.12, up from $11.27.

Income Statement

Three months ended March 31, 2019 compared to March 31, 2018

●	Net income increased by $538 thousand or 16%, to $3.8 million.
●	Diluted EPS increased by $0.10, or 16%, to $0.73 from $0.63.
●	Income before tax increased by $832 thousand or 19% to $5.3 million.
●	Net interest income increased by $1.8 million, or 24% to $9.4 million.
●	The efficiency ratio improved to 50.1% from 54.0%.
●	Return on average assets increased to 1.87% from 1.82%.

President’s Comments

Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank stated, “On behalf of the Board of Directors, I am very pleased to report that the Company continues to achieve record earnings. In fact, the first quarter 2019 earnings represent the largest net income for any one quarter in the Company’s history. Recently our outstanding performance was recognized by three prestigious firms: First, Raymond James and Associates awarded Plumas Bancorp with the Community Bankers Cup for operating one of the top performing community banks in the country. After evaluating 258 publicly-held banks and awarding 26 (the top 10%) with the Cup, we were thrilled that Plumas Bancorp ranked 2nd Best Performing Community Bank in the nation. Second, S&P Global Market Intelligence ranked Plumas Bank in the top 2% of the nation’s community banks and thrifts under $3 billion in assets. Finally, for the fourth consecutive year, Plumas Bank was named a ‘Super Premier’ performing bank by the Findley Reports.”

Ryback continued, “We are delighted to share that Michonne R. Ascuaga recently joined our Board of Directors. Michonne is an influential leader in the Reno/Sparks community and her extensive management experience and regional knowledge will be great assets as we continue to grow and thrive in northern Nevada. Additionally, Mike Hix, a seasoned lending professional, has recently joined the Bank as senior vice president, commercial loan officer for the Reno, Nevada and Truckee/Lake Tahoe region. We are confident Mike’s efforts will help our clients and expand our banking relationships in the region. Finally, we would like to thank Kerry D. Wilson, our recently retired executive vice president, chief credit officer, for his many years of dedicated service. Jeffrey T. Moore was recently promoted to replace Kerry in this executive position. Jeff joined the Bank in January 2018 and we expect that his proven judgment and credit discipline will make him a valuable addition to our executive team.”

Ryback concluded, “We are extremely proud of our continued success and appreciate that we are being recognized both regionally and nationally for our exceptional performance which is building long-term shareholder value. It’s due to the vision and leadership of our directors and executives as well as the hard work and dedication of our team that we achieved such strong financial performance throughout 2018 and in first quarter, 2019.”

Loans, Deposits, Investments and Cash

Gross loans increased by $84 million, or 17%, from $489 million at March 31, 2018 to $573 million at March 31, 2019. The four largest areas of growth in the Company’s loan portfolio were $38.8 million in commercial real estate loans, $20.6 million in automobile loans, $14.2 million in agricultural loans and $11.2 million in real estate construction loans. The largest decrease was $2.0 million in equity lines of credit.

Total deposits increased by $78 million from $653 million at March 31, 2018 to $731 million at March 31, 2019. The increase in deposits includes $44 million in deposits at our Carson City, Nevada branch which we purchased from Mutual of Omaha Bank on October 26, 2018. At March 31, 2019, 43% of the Company’s deposits were in the form of non-interest-bearing demand deposits.

The increase in deposits includes increases of $44.5 million in demand deposits, $17.6 million in money market accounts, $12.2 million in time deposits, $2.7 million in savings accounts and $1.2 million in interest-bearing demand deposits. The increase in time deposits relates to the Carson City branch acquisition as does much of the increase in money market accounts. The average rate paid on the Carson City money market and time deposits exceeds that which Plumas Bank pays in other markets and we would expect some runoff on these accounts as they reprice over time. The Company has no brokered deposits.

Total investment securities increased by $25 million from $148.2 million at March 31, 2018 to $173.2 million at March 31, 2019. Cash and due from banks decreased by $19.9 million from $64.7 million at March 31, 2018 to $44.8 million at March 31, 2019.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at March 31, 2019 were $2.7 million, up from $2.1 million at March 31, 2018. Nonperforming assets as a percentage of total assets increased to 0.33% at March 31, 2019 up from 0.29% at March 31, 2018. OREO increased by $89 thousand from $1.1 million at March 31, 2018 to $1.2 million at March 31, 2019. Nonperforming loans were $1.5 million at March 31, 2019 and $1.0 million at March 31, 2018. Nonperforming loans as a percentage of total loans increased to 0.25% at March 31, 2019, up from 0.21% at March 31, 2018.

During the three months ended March 31, 2019 and 2018 we recorded a provision for loan losses of $400 thousand and $200 thousand, respectively. Net charge-offs totaled $291 thousand and $247 thousand during the three months ended March 31, 2019 and 2018, respectively. The allowance for loan losses totaled $7.1 million at March 31, 2019 and $6.6 million at March 31, 2018. The allowance for loan losses as a percentage of total loans decreased from 1.35% at March 31, 2018 to 1.23% at March 31, 2019.

Shareholders’ Equity

Total shareholders’ equity increased by $15.4 million from $57.3 million at March 31, 2018 to $72.7 million at March 31, 2019. The $15.4 million includes earnings during the twelve-month period totaling $14.5 million, a $2.2 million decrease in the net unrealized loss on investment securities and stock option activity totaling $0.5 million. These items were partially offset by cash dividends totaling $1.8 million consisting of two dividends of $0.18 per share; one paid in May of 2018 and the other paid in November 2018.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, was $9.4 million for the three months ended March 31, 2019, an increase of $1.8 million, or 24%, from $7.6 million for the same period in 2018. Interest income increased by $2.0 million, the largest component of which was an increase in interest and fees on loans of $1.7 million. This increase in interest and fees on loans was related to an increase in average loan balances of $78 million and an increase in yield on loans of 47 basis points from 5.62% during the 2018 quarter to 6.09% during the current quarter. Included in interest and fees on loans was $433 thousand in prepayment fees related to the payoff of loans from one client. This client prepaid a total of $11.6 million in loans; some which had significant prepayment penalties associated with them. Excluding the effect of the $433 thousand in prepayments fees, yield on loans would have been 5.78% for the three months ended March 31, 2019. Net interest margin for the three months ended March 31, 2019 increased 43 basis points to 4.95%, up from 4.52% for the same period in 2018.

Non-Interest Income/Expense

During the three months ended March 31, 2019, non-interest income totaled $2.0 million, a decrease of $566 thousand from the three months ended March 31, 2018. The largest component of this decrease was a decline in gains on sale of SBA loans from $666 thousand during the three months ended March 31, 2018 to $244 thousand during the current quarter. Proceeds from SBA loan sales totaled $6.0 million during the current quarter and $11.9 million during the 2018 quarter. Loans originated for sale totaled $3.7 million during the three months ended March 31, 2019 and $12.6 million during the three months ended March 31, 2018. We attribute some of the decline in originations to the government shutdown. During the shutdown we were unable provide SBA guaranteed loans. Non-interest income benefited during the 2018 quarter from a $209 thousand gain recorded upon the prospective adoption of a newly effective accounting pronouncement impacting the measurement of equity securities, which in our case consists of stock in our correspondent banks, without a readily determinable fair market value. No gain or loss was recorded on these securities during the current quarter.

During the three months ended March 31, 2019, total non-interest expense increased by $235 thousand, or 4%, to $5.7 million, up from $5.4 million for the comparable period in 2018. The three largest components of this increase were $156 thousand in occupancy and equipment expense, $87 thousand in salary and benefit expense and $67 thousand in the amortization of core deposit intangibles. These items were partially offset by a $98 thousand decline in professional fees.

The largest component of the increase in occupancy and equipment costs was $44 thousand in costs related to our new Carson City, Nevada branch.   The increase in amortization of intangibles is related to the amortization of the core deposit intangible recorded on the acquisition of the Carson City branch. The decline in professional fees included a decline in consulting costs of $42 thousand much of which was related to an external review of our compliance management system during the first quarter of 2018.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank headquartered in Northeastern California. The Bank operates thirteen branches: eleven located in the California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and two branches located in the northern Nevada counties of Washoe and Carson City. The Bank also operates four loan production offices: three located in the California counties of Placer, Butte and Tehama and one located in the Oregon county of Klamath. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact: Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer

Plumas Bank

35 S. Lindan Avenue

Quincy, CA 95971

530.283.7305 ext.8912

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of March 31,
	2019	2018	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$44,753	$64,690	$(19,937)	-30.8%
Investment securities	173,227	148,180	25,047	16.9%
Loans, net of allowance for loan losses	569,778	485,171	84,607	17.4%
Premises and equipment, net	14,224	11,175	3,049	27.3%
Bank owned life insurance	12,938	12,611	327	2.6%
Real estate acquired through foreclosure	1,170	1,081	89	8.2%
Accrued interest receivable and other assets	15,287	13,868	1,419	10.2%
Total assets	$831,377	$736,776	$94,601	12.8%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$730,923	$652,791	$78,132	12.0%
Accrued interest payable and other liabilities	17,437	16,384	1,053	6.4%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	758,670	679,485	79,185	11.7%
Common stock	7,070	6,544	526	8.0%
Retained earnings	65,823	53,135	12,688	23.9%
Accumulated other comprehensive loss, net	(186)	(2,388)	2,202	92.2%
Shareholders’ equity	72,707	57,291	15,416	26.9%
Total liabilities and shareholders’ equity	$831,377	$736,776	$94,601	12.8%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31,	2019	2018	Dollar Change	Percentage Change

Interest income	$9,826	$7,818	$2,008	25.7%
Interest expense	440	265	175	66.0%
Net interest income before provision for loan losses	9,386	7,553	1,833	24.3%
Provision for loan losses	400	200	200	100.0%
Net interest income after provision for loan losses	8,986	7,353	1,633	22.2%
Non-interest income	1,965	2,531	(566)	-22.4%
Non-interest expense	5,684	5,449	235	4.3%
Income before income taxes	5,267	4,435	832	18.8%
Provision for income taxes	1,449	1,155	294	25.5%
Net income	$3,818	$3,280	$538	16.4%

Basic earnings per share	$0.74	$0.65	$0.09	13.8%
Diluted earnings per share	$0.73	$0.63	$0.10	15.9%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	3/31/2019	12/31/2018	3/31/2018	12/31/2018	12/31/2017
EARNINGS PER SHARE
Basic earnings per share	$0.74	$0.70	$0.65	$2.74	$1.64
Diluted earnings per share	$0.73	$0.68	$0.63	$2.68	$1.58
Weighted average shares outstanding	5,144	5,129	5,071	5,108	5,005
Weighted average diluted shares outstanding	5,225	5,222	5,208	5,219	5,185
Cash dividends paid per share [1]	$-	$0.18	$-	$0.36	$0.28

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.87%	1.74%	1.82%	1.83%	1.18%
Return on average equity	22.2%	22.2%	23.6%	23.3%	15.4%
Yield on earning assets	5.19%	4.94%	4.68%	4.87%	4.50%
Rate paid on interest-bearing liabilities	0.40%	0.36%	0.27%	0.30%	0.27%
Net interest margin	4.95%	4.73%	4.52%	4.70%	4.35%
Noninterest income to average assets	0.96%	0.90%	1.40%	1.16%	1.19%
Noninterest expense to average assets	2.78%	2.79%	3.02%	2.86%	2.89%
Efficiency ratio [2]	50.1%	53.1%	54.0%	52.0%	55.5%

	3/31/2019	3/31/2018	12/31/2018	12/31/2017	12/31/2016
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$7,067	$6,622	$6,958	$6,669	$6,549
Allowance for loan losses as a percentage of total loans	1.23%	1.35%	1.23%	1.37%	1.42%
Nonperforming loans	$1,457	$1,018	$1,117	$3,022	$2,724
Nonperforming assets	$2,710	$2,127	$2,340	$4,401	$3,471
Nonperforming loans as a percentage of total loans	0.25%	0.21%	0.20%	0.62%	0.59%
Nonperforming assets as a percentage of total assets	0.33%	0.29%	0.28%	0.59%	0.53%
Year-to-date net charge-offs	$291	$247	$711	$480	$329
Year-to-date net charge-offs as a percentage of average	0.21%	0.20%	0.14%	0.10%	0.08%
loans (annualized)

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,151	5,083	5,137	5,065	4,897
Tangible common equity [3]	$71,592	$57,212	$65,748	$55,619	$47,907
Tangible book value per common share [4]	$13.90	$11.26	$12.80	$10.98	$9.78
Tangible common equity to total assets	8.6%	7.8%	8.0%	7.5%	7.3%
Gross loans to deposits	78.5%	75.0%	77.9%	73.4%	79.2%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	9.7%	9.3%	9.3%	8.8%	9.2%
Common Equity Tier 1 Ratio	12.4%	12.5%	11.8%	12.0%	12.1%
Tier 1 Risk-Based Capital Ratio	12.4%	12.5%	11.8%	12.0%	12.1%
Total Risk-Based Capital Ratio	13.5%	13.7%	13.0%	13.2%	13.3%

1.)

The Company paid a semi-annual dividend of 18 cents per share on  November 15, 2018 and May 15, 2018, 14 cents per share on November 15, 2017 and May 15, 2017 and 10 cents per share on November 21,2016.

2.)	Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
3.)	Tangible common equity is defined as common equity less core deposit intangibles.
4.)	Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.